Center Bancorp, Inc. Reports Fourth Quarter and 2003 Earnings

UNION, NJ -- 01/22/2004 -- Center Bancorp, Inc. (NASDAQ: CNBC), parent company to Union Center National Bank of Union, New Jersey, today reported earnings results for the fourth quarter and twelve months ended December 31, 2003.

"We are pleased with the Corporation's results for the fourth quarter and for the year" indicated John J. Davis, President & CEO. "While we were unable to reach the record levels of profitability reported in 2002, the financial performance of the Corporation continues to reflect core growth in market share." He further noted that the Corporation's quarterly earnings performance improvement was driven by a strengthening of net interest margins in comparison to the third quarter in 2003.

Net income for the fourth quarter of 2003 amounted to $1,711,000 or $.20 per fully diluted common share, a decrease of $66,000 or 3.71% over the $1,777,000 or $.21 per fully diluted common share earned for the comparable quarter of the previous year. All share and per share amounts have been restated to reflect the 2-for-1 common stock split distributed on June 2, 2003.

The Corporation's earnings results for the fourth quarter of 2003 reflected a decline in revenue impacted by low interest rates, which prevailed due to the weak economy and unsettled business climate in comparison to the comparable period in 2002. Revenue growth for the twelve months ended December 31, 2003 declined due to a continued compression of net interest margins as compared to prior periods.

For the full twelve months ended December 31, 2003, net income amounted to $6,419,000, a decrease of $1.584 million or 19.79% from the $8,003,000 earned in the twelve months of 2002. On a year-to-date basis, earnings per fully diluted common share were $.75, a decline of 21.05% from $.95 for the full twelve months of 2002.

Total interest income on a fully taxable-equivalent basis for the fourth quarter of 2003 increased by $65,000 to $9,721,000 or .67%, from the comparable 2002 period, while total interest expense decreased by $277,000 or 8.03%.

"Center Bancorp continued to achieve results and to track with its business plans to increase the size of its loan portfolio relative to total earning-assets, despite the challenges presented by our unprecedented interest rate environment," stated John J. Davis, President & CEO. "We remain optimistic regarding the earnings prospects for 2004, given our current strong loan demand. We are very pleased to announce that our total loan portfolio exceeded our historical levels set in the third quarter of this year and amounted to $349.5 million on December 31, 2003. This is a significant milestone, a milestone that we believe will benefit our net interest income in future quarters."

The Corporation continued to have earning-asset growth both in the loan and the investment securities portfolios. Total average loan volumes for the fourth quarter of 2003 increased to $331.0 million, an increase of $104.6 million (up 46.2% from $226.4 million for the comparable prior year quarter) and the investment securities portfolio increased on average $10.3 million for the fourth quarter (up 2.1% over the comparable prior year quarter). Despite the slowdown experienced in the economy, the Corporation continues to experience loan demand in certain portfolio sectors, primarily real estate related. Demand for 1-4 family residential mortgages remained high during the fourth quarter. Loan growth was also attributable to a lower prevailing rate environment coupled with branch network expansion, higher visibility in new markets, and a continued enhancement of product lines to meet market demands. The increased securities portfolio largely reflects the execution of the Corporation's investment strategies in response to the growth in average funding sources.

While asset quality continues to remain high, during the fourth quarter of 2003 provisions of $260,000 were made to the allowance for loan losses, to maintain adequate loan loss reserves in relationship with loan portfolio growth. At December 31, 2003, the total allowance for loan and lease losses amounted to $3.002 million or .86% of total loans.

Average funding sources grew $112.5 million or approximately 15.5% from the fourth quarter of 2002 to the fourth quarter of 2003. Interest-bearing liabilities increased $102.2 million on average during the fourth quarter, as compared to the fourth quarter in 2002.

Total non-interest bearing core deposits increased $10.2 million on average and continue to be a low-cost source of funding. At December 31, 2003 this source of funding, which has swelled as a result of a flight from the stock market to short-term insured deposit accounts, amounted to $120.5 million or 13.96% of total funding sources and 19.0% of total deposits.

Net interest margins continued to come under pressure from the prevailing low interest rate environment during the fourth quarter of 2003, contracting overall for the period as compared with the same quarter in 2002. The continued compression of net interest margins is the result of falling interest rates, increased prepayments on mortgage related earning-assets and the effects of shorter duration assets coupled with low replacement yields received on those shorter duration additions made to the earning-asset portfolio. The net interest spread decreased 22 basis points in the fourth quarter of 2003 to 2.88% from 3.10% for the comparable quarter in 2002; however, the net interest spread increased 46 basis points compared to the third quarter of 2003. The positive increase in the fourth quarter was attributable to an increase of 48 basis points on the average yields derived on earning assets, specifically in the investment portfolio.

For the three months ended December 31, 2003 the net interest margin (net interest income as a percentage of earning assets), decreased 31 basis points to 3.14% from 3.45% for the fourth quarter in 2002; however, the net interest margin increased 47 basis points from 2.67% for the third quarter of 2003. The increase of 48 basis points on the yield in earning-assets during the fourth quarter coupled with a stable cost of funds is the primary contributing factor to the increased margin for the period.

For the twelve months ended December 31, 2003 the Corporation's net interest margin decreased 76 basis points as compared to the comparable twelve months in 2002. The sustained heightened level of prepayments further exposed the Corporation's balance sheet, which subsequently impacted returns on earning-assets for both the current quarter and twelve months ended December 31, 2003. Earning-asset yields will be susceptible to further reductions, should the current low interest rate environment prevail throughout 2004.

Other non-interest income, exclusive of gains on securities sold (which decreased $101,000 during the quarter), decreased $22,000 or 3.07% for the fourth quarter compared with the comparable quarter in 2002. The change from the comparable period in 2002 was driven primarily by the decrease in the cash surrender value of bank owned life insurance, which amounted to $171,000 or a decrease of $25,000 for the fourth quarter in comparison to$196,000 for the comparable quarter of 2002. The decrease in other income is primarily a result of a decrease in letter of credit fees during the quarter.

Operating expenses rose approximately 5.39% for the fourth quarter in 2003 over the comparable period in 2002, with increased salary and benefit expense representing most of the increase and reflecting the continued growth of the Corporation's franchise.

Total assets at December 31, 2003, reached $921.8 million, an increase of $98.4 million or 11.9% from assets of $823.4 million at December 31, 2002. The annualized return on average assets for the twelve months ended December 31, 2003, amounted to .74% as compared with 1.07% for the comparable period in 2002.

Deposit growth continued to surge during the fourth quarter and for the year, up 6.8% and 7.7% respectively, on average, for the period ended December 31, 2003. The growth in average deposits was reflected in core interest-bearing accounts, savings and demand deposits. The Corporation's entry into Morris County over the last several years continues to provide growth opportunities to the Corporation.

The total Tier 1 capital leverage ratio was 7.44% at December 31, 2003, and the Total Risk Based Capital ratio was 13.8% at December 31, 2003. Total Tier 1 capital increased to approximately $66.3 million at December 31, 2003. The increase in Tier 1 capital reflects the total cumulative issuance of $15.0 million in Trust Preferred Securities as of December 31, 2003. The most recent issuance of $5.0 in floating rate MMCapS(SM) Securities occurred on December 19, 2003. As a result of the adoption of FASB Interpretation No. 46, these securities are classified as subordinated debentures on the Consolidated Statement of Condition. The Corporation expects to use the net proceeds of this issuance for general corporate purposes, including capital contributions to the Company's banking subsidiary to support its growth strategies, for working capital and for other corporate purposes. Book value per common share was $6.36 as compared with $6.06 a year ago. Tangible book value per common share increased to $6.11 from $5.81 a year ago. Annualized return on average stockholders' equity for the twelve months ended December 31, 2002 was 12.35% compared to 16.6% for the comparable period in 2002.

President & CEO Davis additionally noted that "we remain cautious about the national economy, Anticipated increases in operating expenses to support growth and expansion in our new and existing markets could continue to limit income growth; however, we are optimistic about our prospects and anticipated continued earnings performance in 2004. We feel we had a good year of growth despite the economic downturn that shadowed much of 2003. "

Center Bancorp Inc., through its wholly owned subsidiary, Union Center National Bank, Union, New Jersey, operates thirteen banking locations. Banking centers are located in Union Township (6 locations), Berkeley Heights, Madison, Millburn/Vauxhall, Morristown (2 locations), Springfield, and Summit New Jersey. The Bank also operates remote ATM locations in the Union New Jersey Transit train station and in Union Hospital. Union Center National Bank is the largest commercial Bank headquartered in Union County; chartered in 1923 and is a full-service banking company.

For further information regarding Center Bancorp Inc., call 1-(800)-862-3683. For information regarding Union Center National Bank visit our web site at http://www.centerbancorp.com.

All non-historical statements in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expressions about management's views regarding future performance, including statements regarding earnings prospects. These forward-looking statements may use such forward-looking terminology as "expect," "look," "believe," "plan," "anticipate," "may," "will" or similar statements or variations of such terms or otherwise express views concerning trends and the future. Such forward-looking statements involve certain risks and uncertainties. These include, but are not limited to, the direction of interest rates, continued levels of loan quality and origination volume, continued relationships with major customers including sources for loans, as well as the effects of international, national, regional and local economic conditions and legal and regulatory barriers and structure, including those relating to the deregulation of the financial services industry. Actual results may differ materially from such forward-looking statements. Center Bancorp, Inc. assumes no obligation for updating any such forward-looking statement at any time.

Center Bancorp, Inc. and Subsidiaries
Consolidated Statements of Condition
               (unaudited)
                                                 Dec-31-03       Dec-31-02
                                                 ---------       ---------

Assets:
  Cash and due from banks                       $  16,509        $  23,220
  Federal funds sold and securities
   purchased under agr to resell                        0                0
                                                ---------        ---------
      Total cash and cash equivalents              16,509           23,220

  Investment securities held to maturity
   (approximate market value of $159,492
   in 2003 and $219,921 in 2002)                  155,149          214,902
  Investment securities available for sale        364,085          322,717
                                                ---------        ---------
      Total investment securities                 519,234          537,619

  Loans, net of unearned income                   349,525          229,051
    Less - Allowance for loan losses                3,002            2,498
                                                ---------        ---------
        Net loans                                 346,523          226,553

  Premises and equipment, net                      15,610           12,976
  Accrued interest receivable                       4,485            4,439
  Bank Owned Life Insurance                        14,614           14,143
  Other assets                                      2,758            2,395
  Goodwill                                          2,091            2,091
                                                ---------        ---------
        Total assets                              921,824          823,436
                                                =========        =========

Liabilities
  Deposits:
    Non-interest bearing                          120,526          116,984
    Interest bearing:
      Certificates of deposit $100,000 and over    58,245           33,396
      Savings and Time Deposits                   454,150          465,971
                                                ---------        ---------
        Total deposits                            632,921          616,351

  Federal Home Loan Bank advances                 115,000           65,000
  Federal funds purchased and securities
   sold under agreements to repurchase             99,724           75,431

  Subordinated debentures                          15,000           10,000
  Accounts payable and accrued liabilities          4,999            5,600
                                                ---------        ---------
        Total Liabilities                         867,644          772,382
                                                ---------        ---------
Stockholder's equity

  Preferred stock, no par value:
    Authorized 5,000,000 shares; non issued             0                0
  Common stock, no par value:
    Authorized 20,000,000 shares;
     issued 9,527,219 and 9,499,114
     shares in 2003 and 2002, respectively         19,405           18,984
  Additional paid in capital                       10,314            4,562
  Retained earnings                                27,631           29,863
                                                ---------        ---------
                                                   57,350           53,409
  Treasury stock at cost (1,008,703 and
   1,078,404 shares in 2003 and 2002,
   respectively)                                   (3,978)          (4,254)
  Restricted stock                                    (14)            (285)
  Accumulated other comprehensive income              822            2,184
                                                ---------        ---------
   Total stockholders' equity                      54,180           51,054
                                                ---------        ---------
   Total liabilities and stockholders' equity   $ 921,824        $ 823,436
                                                =========        =========

All common share and per share amounts have
been restated to reflect the declared 2-for-1
common stock split April 15, 2003, distributed
June 2, 2003 to shareholders of record May 19, 2003.

Center Bancorp, Inc. and Subsidiaries
Consolidated Statements of Income
               (unaudited)

                                 Three Months Ended   Twelve Months Ended
                                    December 31,          December 31,
(in thousands, except
  per share data)              2003         2002        2003        2002
                            ---------    ---------   ---------   ---------

Interest income:
 Interest and fees
  on loans                  $   4,183    $   3,635   $  15,131   $  14,880
 Interest and dividends
  on investment securities:
  Taxable interest income       4,162        5,754      18,013      24,903
  Nontaxable
   interest income                908          176       2,775         627
 Interest on Federal funds
  sold and securities
  purchased under agreement.        0            0           0          59
                            ---------    ---------   ---------   ---------
   Total interest income        9,253        9,565      35,919      40,469
                            ---------    ---------   ---------   ---------

Interest expense:
 Interest on certificates of
  deposit $100,000 or more        106           89         461         472
 Interest on other deposits     1,679        2,043       6,712       8,749
 Interest on
  short-term borrowings         1,388        1,318       5,553       5,301
                            ---------    ---------   ---------   ---------
   Total interest expense       3,173        3,450      12,726      14,522
                            ---------    ---------   ---------   ---------
   Net interest income          6,080        6,115      23,193      25,947
Provision for loan losses         260           90         522         360
                            ---------    ---------   ---------   ---------
   Net interest income after
    provision for
    loan losses                 5,820        6,025      22,671      25,587
                            ---------    ---------   ---------   ---------
Other income:
 Service charges,
  commissions and fees            444          417       1,683       1,600
 Other income                      37          104         457         383
 Annuity & Insurance               43            0          43           0
 BOLI                             171          196         798         760
 Gain on securities sold           46          147         266         592
                            ---------    ---------   ---------   ---------
   Total other income             741          864       3,247       3,335
                            ---------    ---------   ---------   ---------

Other expense:
 Salaries and
  employee benefits             2,591        2,497      10,425       9,452
 Occupancy expense, net           470          411       1,835       1,644
 Premises and equipment
  expense                         430          428       1,708       1,600
 Stationery and printing
  expense                         123          164         559         583
 Marketing and Advertising        124           98         533         576
 Other expenses                   837          743       3,276       3,343
                            ---------    ---------   ---------   ---------
   Total other expense          4,575        4,341      18,336      17,198
                            ---------    ---------   ---------   ---------
   Income before income
    tax expense                 1,986        2,548       7,582      11,724
Income tax expense                275          771       1,163       3,721
                            ---------    ---------   ---------   ---------
   Net income               $   1,711    $   1,777   $   6,419   $   8,003
                            =========    =========   =========   =========

Earnings per share
 Basic                      $    0.20    $    0.21   $    0.76   $    0.95
 Diluted                         0.20         0.21        0.75        0.95
                            =========    =========   =========   =========

Weighted average common
 shares outstanding
 Basic                      8,514,542    8,406,182   8,475,394   8,393,482
 Diluted                    8,601,830    8,477,248   8,564,147   8,460,964
                            =========    =========   =========   =========

All common share and per share amounts have been restated to reflect the
2-for-1 common stock split declared April 15, 2003, distributed June 2,
2003 to shareholders of record May 19, 2003.

Center Bancorp, Inc. and Subsidiaries

            Average Balance Sheet with Interest and Average Rates
                     (12 Month Quarterly Averages)
                       Period Ended December 31,

(unaudited)                        2003                     2002
                                   ----                     ----
                                  Interest Average         Interest Average
(tax equivalent basis,    Average  Income/ Yield/  Average  Income/ Yield/
 dollars in thousands)    Balance  Expense Rate    Balance  Expense Rate
                         --------  ------- -----  -------- -------- -----

Assets
Interest-earning assets:
 Investment securities:
  Taxable                $462,422  $18,013  3.90% $451,867 $ 24,903  5.51%
  Non-taxable              71,504    4,205  5.88%   13,694      950  6.94%
 Federal funds sold and
  securities purchased
  under agreement
  to resell                     0        0  0.00%    3,415       59  1.73%
 Loans, net of
  unearned income(1)      276,457   15,131  5.47%  222,819   14,880  6.68%
                         --------  ------- -----  -------- -------- -----
    Total
     interest-earning
     assets               810,383   37,349  4.61%  691,795   40,792  5.90%
                         --------  ------- -----  -------- -------- -----
Non-interest
 earning assets
 Cash and due from banks   21,720                   18,901
 BOLI                      14,390                   13,738
 Other assets              27,302                   25,220
Allowance for possible
 loan losses               (2,664)                  (2,336)
                         --------                 --------
    Total non-interest
     earning assets        60,748                   55,523
                         --------                 --------
    Total assets         $871,131                 $747,318
                         --------                 --------
Liabilities and
 stockholders' equity
Interest bearing
 liabilities:

 Money Market deposits   $ 94,579    1,024  1.08% $ 96,788    1,798  1.86%
 Savings deposits         153,856    1,877  1.22%  168,930    3,502  2.07%
 Time deposits            147,941    3,881  2.62%  103,772    3,218  3.10%
 Other interest
  bearing deposits         70,522      391  0.55%   65,096      703  1.08%
 Short-term borrowings    216,615    5,058  2.34%  137,013    4,738  3.46%
 Subordinated debentures   10,151      495  4.88%   10,000      563  5.63%
                         --------  ------- -----  -------- -------- -----
    Total
     interest-bearing
     liabilities          693,664   12,726  1.83% $581,599   14,522  2.50%
                         ========  ======= =====  ======== ======== =====

Noninterest-bearing
 liabilities:
 Demand deposits          120,607                  110,896
 Other
  noninterest-bearing
  deposits                    422                      603
 Other liabilities          4,479                    5,962
                         --------                 --------
    Total
     noninterest-bearing
     liabilities          125,508                  117,461
                         --------                 --------
Stockholders' equity       51,959                   48,258
                         --------                 --------
    Total liabilities
     and stockholders'
     equity              $871,131                 $747,318
                         ========                 ========
Net interest income
 (tax equivalent basis)           $ 24,623                 $ 26,270
                                   -------                 --------
Net Interest Spread                         2.78%                    3.40%
                                           =====                    =====
Net interest income as
 percent of
 earning-assets                             3.04%                    3.80%
                                           =====                    =====
Tax equivalent
 adjustment                         (1,430)                    (323)
                                   -------                 --------
Net interest income               $ 23,193                 $ 25,947
                                   =======                 ========
(1) Includes loan fees (fee income is not material)

Center Bancorp, Inc. and Subsidiaries

                     Average Balance Sheet with Interest and Average Rates
                                (3 Month Quarterly Averages)
                                 Period Ended December 31,
(unaudited)                            2003                    2002
                                       ----                    ----
                                  Interest Average        Interest Average
(tax equivalent basis,    Average  Income/ Yield/  Average  Income/ Yield/
 dollars in thousands)    Balance  Expense Rate    Balance  Expense Rate
                          -------   -----  ----    -------   -----  ----
Assets
Interest-earning assets:
 Investment securities:
    Taxable              $407,761  $4,162  4.08%  $476,981  $5,754  4.83%
    Non-taxable            95,111   1,376  5.79%    15,579     267  6.86%
 Federal funds sold and
  securities purchased          0       0  0.00%         0       0  0.00%
   under agreement to resell
 Loans, net of
  unearned income (1)     331,017   4,183  5.05%   226,394   3,635  6.42%
                          -------   -----  ----    -------   -----  ----
   Total interest-
    earning assets        833,889   9,721  4.66%   718,954   9,656  5.37%
                          -------   -----  ----    -------   -----  ----
Non-interest earning
 assets
  Cash and due from banks  21,006                   20,702
  BOLI                     14,509                   14,027
  Other assets             26,127                   29,519
Allowance for possible
 loan losses               (2,829)                  (2,452)
                          -------                  -------
   Total non-interest
     earning assets        58,813                   61,796
                          -------                  -------
    Total assets         $892,702                 $780,750
                          -------                  -------

Liabilities and stockholders' equity
Interest bearing liabilities:

 Money Market deposits    $99,080     245  0.99%   $96,737     378  1.56%
 Savings deposits         149,227     415  1.11%   168,921     989  2.34%
 Time deposits            158,031   1,045  2.65%   119,127     626  2.10%
 Other interest
  bearing deposits         73,708      80  0.43%    66,924     139  0.83%
 Short-term borrowings    220,677   1,260  2.28%   147,388   1,175  3.19%
 Subrdinated debentures    10,598     128  4.83%    10,000     143  5.60%
                          -------   -----  ----    -------   -----  ----
  Total interest-
   bearing liabilities    711,321   3,173  1.78%   $609,097  3,450  2.27%
                          -------   -----  ----    -------   -----  ----
Noninterest-bearing
liabilities:
 Demand deposits          126,160                  115,539
 Other noninterest-
  bearing deposits            332                      701
 Other liabilities          3,372                    5,745
                          -------                  -------
  Total noninterest-
   bearing liabilities    129,864                  121,985
                          -------                  -------
Stockholders' equity       51,517                   49,668
                          -------                  -------
  Total liabilities and
   stockholders' equity  $892,702                 $780,750
                          -------                  -------
Net interest income
 (tax equivalent basis)            $6,548                   $6,206
                                    -----                    -----
Net Interest Spread                        2.88%                    3.10%
                                           ====                     ====
Net interest income
 as percent of
 earning-assets                            3.14%                    3.45%
                                           ====                     ====

Tax equivalent adjustment            (908)                     (91)
                                    -----                    -----
Net interest income                $5,640                   $6,115
                                    =====                    =====

(1) Includes loan fees (fee income is not material)

Anthony C. Weagley
Center Bancorp, Inc.
Vice President & Treasurer
1-(800)-862-3683